Exhibit 99.1

AtaiBeckley Reports Third Quarter 2025 Financial Results
and Recent Corporate Highlights

AtaiBeckley solidifies position as a global leader in transformative mental health therapies with a short psychedelic duration

•	BPL-003 (mebufotenin benzoate nasal spray) granted Breakthrough Therapy designation by the U.S. Food and Drug Administration (FDA) for treatment-resistant depression (TRD)

•
Reported positive topline data from the Phase 2b open-label extension (OLE) study of BPL-003 showing the potential added and sustained antidepressant effects following a second dose in patients with TRD

•	Reported positive open-label Phase 2a data demonstrating improved outcomes with a two-dose induction regimen of BPL-003 in patients with TRD

•	An End-of-Phase 2 meeting is scheduled with the FDA for BPL-003, anticipate providing guidance on the Phase 3 clinical program in the first quarter of 2026

•	Completed enrollment in the exploratory Phase 2a trial of EMP-01 (oral R-MDMA) for patients with social anxiety disorder (SAD)

•	Awarded a grant by the National Institute on Drug Abuse (NIDA) to fund the optimization and early-stage development of novel 5-HT2A/2C receptor agonists for opioid use disorder (OUD)

•
Closed an approximate $150 million public offering and expect cash, cash equivalents, short-term investments and other liquid assets to fund operations into 2029, through anticipated topline data from the first Phase 3 trial of BPL-003

NEW YORK and AMSTERDAM, November 12, 2025 – Atai Beckley N.V. (NASDAQ: ATAI) (“AtaiBeckley” or “Company”), a clinical-stage biopharmaceutical company on a mission to transform patient outcomes by developing effective, rapid-acting and convenient mental health treatments, today announced third quarter 2025 financial results and provided corporate updates.

“This has been a transformational quarter, highlighted by the establishment of AtaiBeckley, which solidifies our position as a global leader in developing transformative mental health therapies with short psychedelic duration,” stated Srinivas Rao, M.D., Ph.D., Chief Executive Officer and Co-founder of atai. “The FDA’s Breakthrough Therapy designation for BPL-003 represents a major milestone, reinforcing its potential to address the significant unmet need in treatment-resistant depression. Alongside positive Phase 2a and Phase 2b data for BPL-003, we believe we are well positioned to advance BPL-003 into pivotal development pending discussions with the FDA at the upcoming End of Phase 2 Meeting. Beyond BPL-003, we advanced our pipeline by completing enrollment in the Phase 2a study of EMP-01 for social anxiety disorder, expanded clinical trial sites for VLS-01 and securing a NIDA grant to support innovation of 5-HT2A/2C receptor agonists for opioid use disorder. Supported by our recent financing, we remain steadfast in our mission to redefine mental health treatment for patients in need."

“The progress this quarter marks a defining moment for atai,” commented Christian Angermayer, Founder and Chairman of atai. “With the creation of AtaiBeckley, the Breakthrough Therapy designation for BPL-003, and a strengthened balance sheet, we are demonstrating the commercial scalability and scientific leadership needed to transform the mental health treatment landscape. Our strategy has been delivering by advancing multiple programs, expanding our innovation engine through grants, and maintaining financial discipline with funding secured well beyond our next major value inflection points. I’m incredibly proud of the team’s execution and remain confident that we are building one of the most impactful mental health companies in the world.”

Recent Clinical Highlights and Upcoming Milestones
BPL-003: Mebufotenin (5-MeO-DMT) benzoate nasal spray for treatment-resistant depression (TRD) and alcohol use disorder
•	BPL-003 granted Breakthrough Therapy designation by the FDA, recognizing the potential of BPL-003 to deliver substantial improvement over existing therapies for patients with TRD.
•
Reported positive topline results from the eight-week OLE study of the randomized, quadruple-masked, global Phase 2b clinical trial of BPL-003 in patients with TRD demonstrating that a 12 mg dose of BPL-003, administered eight weeks after an initial dose, was generally well-tolerated, and produced additional clinically meaningful antidepressant effects, which were sustained for up to two months.

•	Reported positive open-label Phase 2a data demonstrating improved antidepressant effects with a two-dose induction regimen of BPL-003 in patients with TRD.
•	Scheduled an End-of-Phase 2 meeting with the FDA to align on clinical trial designs and other aspects of the Phase 3 development program.
•	Anticipate providing guidance on the Phase 3 clinical program in the first quarter 2026 with Phase 3 trial initiation in the second quarter of 2026, pending the outcome of the FDA meeting.

VLS-01: Buccal film dimethyltryptamine (DMT) for TRD
•
Continued enrollment in the US and expanded clinical sites into Australia and the United Kingdom for Elumina, the Phase 2, multicenter, double-blind, randomized, placebo-controlled trial of repeated doses of VLS-01 in patients with TRD.

•	Anticipate topline data from Elumina in the second half of 2026.

EMP-01: Oral R-enantiomer of 3,4-methylenedioxy-methamphetamine (R-MDMA) for social anxiety disorder (SAD)
•
Completed patient enrollment in the exploratory, randomized, double-blind, placebo-controlled Phase 2a study of EMP-01 to assess the safety, tolerability and efficacy in approximately 70 adults with SAD.

•	Anticipate topline results from the exploratory Phase 2a study in the first quarter of 2026.

Novel 5-HT2A Receptor Agonists (including the discovery of non-hallucinogenic neuroplastogens)
•
Novel 5-HT2A receptor agonists were discovered that maintain non-hallucinogenic potential based on their inability to fully-substitute for a traditional psychedelic in rodent drug discrimination studies. These differentiated 5-HT2A receptor agonists are being further optimized and studied in a series of animal models to assess therapeutic potential.

•
Awarded a multi-year, milestone-driven grant worth up to $11.4 million by the National Institute on Drug Abuse (NIDA), part of the National Institutes of Health (NIH), to fund the optimization and early-stage development of novel 5-HT2A/2C receptor agonists for opioid use disorder (OUD).

Corporate Updates
•	Completed the strategic combination between atai Life Science N.V. and Beckley Psytech Limited, creating AtaiBeckley, a global leader in transformative mental health therapies.
•
atai Life Sciences shareholders ratified the move of the AtaiBeckley corporate domiciliation to the US, assuming satisfaction of applicable closing conditions, the corporate redomiciliation is expected around yearend 2025.

•
Appointed Board Member, Scott Braunstein, M.D., as Vice Chairman and Lead Independent Director. Dr. Braunstein is Chair of AtaiBeckley’s Scientific and Technology Committee and a member of the Audit Committee. Dr. Braunstein brings extensive leadership experience as well as strategic expertise across the biopharmaceutical industry, spanning clinical development, operations, and capital markets.

•
In October, the Company closed a public offering of common shares. Aggregate gross proceeds from the offering, including the exercise of the underwriters’ option to purchase additional shares, were approximately $150 million, before deducting underwriting discounts and commissions and other offering expenses payable by atai.

Consolidated Financial Results
Cash, cash equivalents, and short-term securities: As of September 30, 2025, the Company had cash, cash equivalents and short-term securities of $114.6 million compared to $72.3 million of cash, cash equivalents, restricted cash and short-term securities as of December 31, 2024. The $42.3 million increase is primarily attributable to $148.8 million in net proceeds from equity related issuances and $3.9 million in proceeds from sale of equity holdings, partially offset by $55.2 million used in operations, $21.8 million payoff of Hercules debt facility, $20.0 million in payments relating to the Beckley investment, and $10.0 million investment in digital assets. Including the proceeds from the October public offering, the Company expects its cash, cash equivalents, short-term investments and other liquid assets to fund operations into 2029.

Research and development (R&D) expenses: R&D expenses were $14.7 million for the three months ended September 30, 2025, as compared to $12.4 million for the same prior year period. The year-over-year increase of $2.3 million is primarily attributable to higher costs associated with its clinical programs, partially offset by decreases in personnel-related expenses and consulting services.

General and administrative (G&A) expenses: G&A expenses for the three months ended September 30, 2025 were $14.5 million as compared to $10.3 million in the same prior year period. The year-over-year increase of $4.2 million is largely attributable to increased legal and professional service expenses in connection with the Beckley Psytech strategic combination and the process to move its corporate domicile to the U.S., partially offset by decreases in personnel-related expenses.

Net loss: Net loss attributable to stockholders for the three months ended September 30, 2025 was $61.1 million, as compared to $26.3 million for the three months ended September 30, 2024. The net loss for the three months ended September 30, 2025 includes a $32.6 million non-cash expense related to changes in the fair value of certain assets and liabilities.

About AtaiBeckley N.V.
AtaiBeckley is a clinical-stage biopharmaceutical company on a mission to transform patient outcomes by developing effective, rapid-acting and convenient mental health treatments. It was formed through the strategic combination of atai Life Sciences N.V. and Beckley Psytech Limited in November 2025. AtaiBeckley’s pipeline of novel therapies includes BPL-003 (mebufotenin benzoate nasal spray) for treatment-resistant depression (TRD), VLS-01 (buccal film DMT) for TRD and EMP-01 (oral R-MDMA) for social anxiety disorder, which are in Phase 2 clinical development. It is also advancing a drug discovery program to identify novel, non-hallucinogenic 5-HT2AR agonists for opioid use disorder and TRD. These programs aim to create new possibilities in mental health by providing effective, commercially scalable and convenient interventional psychiatry therapies that can integrate seamlessly into healthcare systems.

For the latest updates and to learn more about the AtaiBeckley mission, visit www.ataibeckley.com or follow the Company on LinkedIn and on X.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “anticipate,” “initiate,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things: our business strategy and plans; the potential, success, cost and timing of development of our product candidates, including the progress of preclinical studies and clinical trials and related milestones and regulatory processes; risks related to the integration of Beckley Psytech Limited or the corporate redomiciliation; expectations regarding our cash runway; and the plans and objectives of management for future operations, research and development and capital expenditures.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the important factors described in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our other filings with the SEC. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by applicable law.

Contact Information
Investor Contact:
IR@ataibeckley.com

Media Contact:
PR@ataibeckley.com

-- Financial Statements Attached --

ATAI BECKLEY N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Revenue	$749	$40	$3,023	$313
Operating expenses:
Research and development	14,680	12,377	37,100	36,513
General and administrative	14,505	10,265	40,002	36,226
Total operating expenses	29,185	22,642	77,102	72,739
Loss from operations	(28,436)	(22,602)	(74,079)	(72,426)
Other expense, net	(32,531)	(3,861)	(40,850)	(36,795)
Net loss before income taxes	(60,967)	(26,463)	(114,929)	(109,221)
Benefit from (provision for) income taxes	(131)	178	(380)	163
Losses from investments in equity method investees, net of tax	—	(26)	—	(2,000)
Net loss	(61,098)	(26,311)	(115,309)	(111,058)
Net loss attributable to noncontrolling interests	(24)	(25)	(75)	(747)
Net loss attributable to Atai Beckley N.V. stockholders	$(61,074)	$(26,286)	$(115,234)	$(110,311)
Net loss per share attributable to Atai Beckley N.V. stockholders — basic and diluted	$(0.28)	$(0.16)	$(0.59)	$(0.69)
Weighted average common shares outstanding attributable to Atai Beckley N.V. stockholders — basic and diluted	217,601,496	160,621,817	196,963,517	159,973,201

ATAI BECKLEY N.V.
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

	September 30, 2025	December 31, 2024
Assets	(unaudited)
Cash and cash equivalents	$30,402	$17,505
Securities carried at fair value	84,204	44,825
Short-term restricted cash for other investments	-	10,000
Prepaid expenses and other current assets	5,896	7,795
Short-term notes receivable - related party, net	10,164	-
Property and equipment, net	3,010	2,535
Operating lease right-of-use assets, net	2,662	1,334
Other investments held at fair value	34,413	28,887
Other investments	53,947	42,079
Intangible assets, net	3,026	3,246
Goodwill	331	331
Digital assets	11,383	-
Other assets	382	850
Total assets	$239,820	$159,387
Liabilities and Stockholders' Equity
Accounts payable	$5,370	$2,616
Accrued liabilities	10,464	9,847
Current portion of lease liabilities	532	477
Short-term convertible promissory notes and derivative liability - related party	-	1,150
Short-term convertible promissory notes and derivative liability	-	1,840
Current portion of long-term debt	-	6,374
Other current liabilities	178	2,647
Contingent consideration liability - related party	110	110
Contingent consideration liabilities	212	212
Noncurrent portion of lease liabilities	2,426	732
Pre-funded warrant liabilities	57,432	-
Long-term debt, net	-	14,133
Other liabilities	3,188	2,695
Total stockholders’ equity attributable to Atai Beckley N.V. stockholders	159,751	116,297
Noncontrolling interests	157	257
Total liabilities and stockholders' equity	$239,820	$159,387